Exhibit 10(h)
CREDIT AGREEMENT
Dated as of December 23, 2010
among
VIDEO DISPLAY CORPORATION, LEXEL IMAGING SYSTEMS, INC., FOX INTERNATIONAL LTD., INC., Z-AXIS, INC.,
TELTRON TECHNOLOGIES, INC., and AYDIN DISPLAYS, INC.
as Borrowers,
RBC BANK (USA)
as Administrative Agent
and
The Other Lenders Party Hereto

SCHEDULES

2.01	Commitments and Applicable Percentages

5.06	Litigation

5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments

5.21	Leases

7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS Form of

A	Draw Certificate

B-1	Revolving Note

B-2	Term Note A

B-2	Term Note B

C	Compliance Certificate

D	Assignment and Assumption

E	Borrowing Base Certificate

CREDIT AGREEMENT
CREDIT AGREEMENT (this “Agreement”) is entered into as of December 23, 2010, among VIDEO DISPLAY CORPORATION, a Georgia corporation (“Parent”), LEXEL IMAGING SYSTEMS, INC. (“Lexel”), FOX INTERNATIONAL LTD., INC. (“Fox”), Z-AXIS, INC. (“Z-Axis”), TELTRON TECHNOLOGIES, INC. (“Teltron”), and AYDIN DISPLAYS, INC. (“Aydin” and together with Lexel, Fox, Z-Axis, and Teltron , collectively, the “Subsidiaries”; and the Subsidiaries, together with Parent, collectively, the “Borrowers” and each a “Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and RBC BANK (USA), as Administrative Agent.
Each Borrower has requested that Lenders provide credit extensions under the credit facilities described below, and Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Account” has the meaning given the term under the UCC as in effect from time to time.
     “Account Debtor” means an “account debtor” as defined in the UCC from time to time.
     “Adjusted LIBOR Rate” means an interest rate per annum (rounded upwards if necessary to the nearest 1/16th of 1%) equal to (a) the LIBOR Rate for an Interest Period of one month times (b) the Statutory Reserve Rate.
     “Administrative Agent” or “Agent” means RBC Bank (USA) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Agent may from time to time notify Borrowers and Lenders.
     “Administrative Questionnaire” means the administrative questionnaire provided by Agent to each new Lender, if any, in such form as may be required by Agent.

     “Advance” means the extension of credit or lending of funds by one Person to another Person (including a pre-payment of anticipated future obligations) regardless of the repayment terms.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Net Cash Proceeds” means the cumulative aggregate cash proceeds received by any Borrower or any of their respective Subsidiaries in respect of any Asset Disposition and/or Casualty Loss, net of (i) reasonable direct costs, (ii) Indebtedness that is satisfied as a result thereof, and (iii) taxes paid or payable as a result thereof; it being understood that “Aggregate Net Cash Proceeds” shall include, without limitation, any non-cash consideration received by any Borrower or any of their respective Subsidiaries in any Asset Disposition and shall be determined cumulatively for any fiscal year for all transactions, regardless of whether related.
     “Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of all Lenders, which shall initially be in the amount of (i) Seventeen Million Five Hundred Thousand and 00/100 Dollars ($17,500,000) from the date hereof through November 29, 2011, (ii) Sixteen Million Seven Hundred Fifty Thousand and 00/100 Dollars ($16,750,000) from November 30, 2011 through November 29, 2012, (iii) Sixteen Million and 00/100 Dollars ($16,000,000) from November 30, 2012 through the Revolving Loan Termination Date.
     “Aggregate Term Loan A Commitment” means the combined Term Loan A Commitments of all Lenders, which shall initially be in the amount of Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000).
     “Aggregate Term Loan B Commitment” means the combined Term Loan B Commitments of all Lenders, which shall initially be in the amount of Three Million and 00/100 Dollars ($3,000,000).
     “Agreement” means this Credit Agreement.
     “Applicable Fiscal Period” means a period of four (4) consecutive, trailing fiscal quarters ending at the end of each prescribed fiscal quarter of the Borrowers.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Loan Commitment, the Aggregate Term Loan A Commitment and the Aggregate Term Loan B Commitment represented by such Lender’s Commitment at such time. If any portion of the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, or if any portion of the Commitment has expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

     “Applicable Margin” means the percent per annum set forth below, based on the ratio of Borrowers’ Fixed Charge Coverage Ratio, as set forth in the most recent Compliance Certificate received by Agent. Based upon the ratio, the “Applicable Margin” over the Adjusted LIBOR Rate will be determined as follows:

Level	Fixed Charge Coverage Ratio	Applicable Margin
I	Greater than or equal to 1.20 to 1.00,	3.25%
	but less than 1.50 to 1.00

II	Greater than or equal to 1.50 to 1.00,	3.00%
	but less than 1.75 to 1.00

III	Greater than 1.75 to 1.00	2.75%
The Applicable Margin will be determined from Borrower’s most recent quarterly Compliance Certificate received by Agent, as required hereunder. The ratio will be measured as of February 28th, May 31st, August 31st and November 30th of each year (each a “Measurement Date”); adjustments in the Applicable Margin will occur as of the first day of the month immediately following Agent’s receipt of Borrower’s quarterly Compliance Certificate required under Section 6.02(b) hereof (i.e., February 1st, May 1st, August 1st and November 1st) for the immediately preceding Measurement Date (each an “Adjustment Date”). The Applicable Margin will be in effect from the then applicable Adjustment Date until the next Adjustment Date. Until Agent receives the first Compliance Certificate and related financial statements due on January 15, 2011 for the November 30, 2010 Measurement Date, the Applicable Margin will be 3.00%. The first Adjustment Date will occur on the first day of the month immediately following Bank’s receipt of the Compliance Certificate due on January 15, 2011 and be based on the November 30, 2010 Measurement Date financial statements, and shall apply until the next Adjustment Date. Thereafter if any quarterly Compliance Certificate and applicable financial statements are not delivered on time, the Applicable Margin from the date such Compliance Certificate and applicable financial statement were due until Agent receives it will be the highest level set forth above, or at Agent’s option, the Agent may impose the Default Rate.
     “Asset Disposition” means (other than the sale of Inventory in the ordinary course of business) (i) the sale, transfer, lease or other disposition of all or a substantial part of Borrowers’ and their respective Subsidiaries’ property and/or assets or (ii) the sale or disposition of any equity ownership interests in any Borrower or any Subsidiary of a Borrower.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Agent, in substantially the form of Exhibit D or any other form approved by Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated and consolidating balance sheet of Parent and the other Borrowers for the fiscal year ended February 28, 2010, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent and the other Borrowers, including the notes thereto.
     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Loan Termination Date, (b) the date of termination of the Aggregate Revolving Loan Commitment pursuant to Section 2.04, and (c) the date of termination of the Revolving Loan Commitment of each Lender pursuant to Section 8.02.
     “Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a borrowing consisting of simultaneous Loans made by each of the Lenders pursuant to Section 2.01.
     “Borrowing Base” means, as of any date of determination thereof, an amount equal to the sum of up to (i) 80% of Borrowers’ Eligible Accounts, plus (ii) 35% of Borrowers’ Eligible Inventory (but subject to the Inventory Cap), less (iii) any Reserves from time to time, in each case as determined by Bank with reference to the most recent Borrowing Base Report delivered by Borrower. Borrowers acknowledge and agree that Agent shall conduct an initial field examination within 90 days of the date hereof, and that Agent may, upon review of the results of any such field examination, adjust the advance rates under the Borrowing Base and/or the eligibility requirements for Eligible Accounts and/or Eligible Inventory.
     “Borrowing Base Certificate” means a certificate from a Responsible Officer substantially in the form of Exhibit E.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Georgia or Texas and, if such day relates to any LIBOR Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

     “Casualty Loss” means any asset or property owned or used by Borrowers and/or their Subsidiaries that is (i) materially damaged or destroyed, or suffers any other loss or (ii) is condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purpose to which such asset or property were used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value of the Collateral.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means, (i) with respect to Parent (“Target Person”), (a) an event or series of events or a transaction or series of transactions in which any other Person or Persons who do not, as of the Closing Date own any of the stock of Target Person ordinarily entitled to vote in the election of directors, become individually or in the aggregate the beneficial owner or owners, directly or indirectly, of more than ten (10%) percent of the shares of any class or classes of stock then outstanding of such Target Person ordinarily entitled to vote in the election of directors, or (b) an event or series of events or a transaction or series of transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of such Target Person ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of such Target Person, who did not have such power before such transaction, or (c) an event or series of events or a transaction or series of transactions in which any other Person or Persons who do not, as of the Closing Date, possess, directly or indirectly, the power to direct, or cause the direction of, the management or policies of such Target Person, whether through the ability to exercise voting power, by contract or otherwise, so acquire, directly or indirectly such power and (ii) with respect to any of the other Borrowers, Parent fails to own 100% of the outstanding equity interests of each such other Borrower, free of all Liens.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collateral” means any and all property or assets, whether real, personal or mixed, and whether tangible or intangible and interests therein and proceeds thereof now or hereafter acquired by any Borrower or any other Person as debtor who has granted a Lien to Agent for the benefit of the Lenders pursuant to the Collateral Documents.

     “Collateral Documents” means, collectively, the Security Agreement, each Mortgage, and all other security agreements, assignments, mortgages and other similar agreements by or between any one or more of any Borrower or any other Person pledging or granting a Lien on Collateral and any Lender or Agent for the benefit of Agent and the Lenders now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby and all financing statements or comparable documents now or hereafter filed in accordance with the UCC or comparable law against any Borrower or any such other Person.
     “Commitment” means, as to each Lender, the sum of its Revolving Loan Commitment, its Term Loan A Commitment and its Term Loan B Commitment.
     “Compliance Certificate” means a certificate from a Responsible Officer substantially in the form of Exhibit C.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise or (ii) the possession, directly or indirectly of 25% or more of the economic or voting equity interests in such Person or of which such Person owns 25% or more of such economic or voting equity interests. “Controlling” and “Controlled” have meanings correlative thereto.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means, with respect to any Loan, an interest rate equal to the interest rate (including the highest Applicable Margin) otherwise applicable to such Loan, plus 5.00% per annum.
     “Defaulting Lender” means (a) any Lender that has failed to fund a disbursement of Loan proceeds within one (1) Business Day after such funding is required pursuant to this Agreement; or (b) any Lender that has (i) breached any other term or condition of this Agreement or (ii) failed to make any other payment to Agent (whether such payment is a reimbursement for costs, expenses or attorneys’ fees, an indemnity payment, the repayment of erroneously paid funds, a portion of any set-off to be turned over to Agent or otherwise) when such payment is due and payable under this Agreement or any other Loan Document, if such breach or failure has not been cured or paid within five (5) Business Days after notice thereof from Agent to such Lender; or (c) any Lender that has repudiated any obligation to make any Loan hereunder or otherwise repudiated any other obligation hereunder; or (d) any Lender that has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or is placed under regulatory supervision
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dollar” and “$” mean lawful money of the United States.
     “Draw Certificate” means a draw certificate from a Responsible Officer in the form attached hereto as Exhibit A.
     “EBITDA” means, as of any date of calculation, calculated on a consolidated basis for Borrowers and in accordance with GAAP, net income (excluding extraordinary gains or losses), plus interest expense, plus income tax expense, plus depreciation and amortization, each for the Applicable Fiscal Period.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Eligible Accounts” means only those Accounts that are within the meaning of the term “account” as defined under the UCC, that are in existence and have arisen in the ordinary course of a Borrower’s business, in which Agent, on behalf of the Lenders, has a perfected first priority Lien and that comply with all of such Borrower’s representations and warranties to Agent and Lenders set forth in this Agreement and the other Loan Documents; provided, Agent may change the standards of eligibility by giving Borrowers thirty (30) days’ prior written notice. Unless otherwise agreed to by Agent and the Lenders, Eligible Accounts shall not include the following: (i) Accounts that the Account Debtor has failed to pay within ninety (90) days of the original invoice date; (ii) Accounts with respect to an Account Debtor, twenty five percent (25%) of whose Accounts the Account Debtor has failed to pay within ninety (90) days of the original invoice date or which are otherwise deemed ineligible hereunder; (iii) Accounts with respect to which the Account Debtor is an officer, employee or agent of a Borrower; (iv) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional; (v) Accounts with respect to which the Account Debtor is an Affiliate or Subsidiary of a Borrower, or another Borrower; (vi) Accounts with respect to which the Account Debtor does not have its principal place of business in the United States; (vii) any Account with respect to which the Account Debtor is the United States, a State, or any department, agency or instrumentality of the United States or a State, but only if Agent has required an Assignment of Claims Act (or similar state law) filing with respect thereto and Borrowers have not provided the same within 30 days of the Agent’s request therefor; (viii) Accounts with respect to which a Borrower is liable to the Account Debtor for goods sold or services rendered by the Account Debtor to a Borrower, but only to the extent of any amounts owing to the Account Debtor against amounts owed to such Borrower; (xi) Accounts with respect to an Account Debtor, including its

Subsidiaries and Affiliates, whose total obligations to any Borrower(s) exceed thirty percent (30%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Agent; (x) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto as to which Agent believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Debtor Relief Laws, or becomes insolvent, or goes out of business; and (xi) Accounts the collection of which Agent reasonably determines after inquiry to be doubtful. Borrowers acknowledge and agree that Agent may, upon review of the results of its post-closing field examination, adjust the eligibility requirements for Eligible Accounts as provided in Section 6.14 hereof.
     “Eligible Inventory” means, as applied to any person, goods, as defined under the UCC, which are owned and held for sale by that person in the ordinary course of that person’s business and in which the Bank has a perfected, first priority Lien, but excludes the following, unless otherwise specifically approved in writing as being eligible by Agent: (i) goods held for lease; (ii) goods that are to be furnished under a contract of service; (iii) raw materials; (iv) work in process; (v) supplies, packaging and materials used or consumed in a Borrower’s business; (vi) farm products; (vii) goods which have been held for sale by that a Borrower for a period of 12 or more months; (viii) damaged, broken, flawed, imperfect, inoperable, discounted, returned, repossessed or reclaimed goods; (ix) goods held for sale to an Affiliate or a Subsidiary of a Borrower, or to another Borrower; (x) good being sold by other Persons on “sale or return” or under some other consignment arrangement with that Person; (xi) goods of another Person being sold on consignment by that Person; (xii) goods located outside of the borders of the United States of America; (xiii) goods located in the borders of the United States of America but in the possession of another Person without that Person having appropriate warehouse receipts or other negotiable documentation evidencing a valid bailment and the ownership of the goods by that Person; and (xiv) goods which are subject to a Lien in favor of someone other than Agent and Lenders, whether a superior Lien or an inferior Lien. Borrowers acknowledge and agree that Agent may, upon review of the results of its post-closing field examination, adjust the eligibility requirements for Eligible Inventory as provided in Section 6.14 hereof.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii)and (d) in the case of a Foreign Lender, any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such

Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii).
     “Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Houston time) on such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent.
     “Fixed Charge Coverage Ratio” means, as of any date of calculation, calculated on a consolidated basis for Borrowers in accordance with GAAP, the sum of (i) EBITDA , plus lease and rent expense, less cash income taxes, less any dividends and distributions, each for the Applicable Fiscal Period, divided by (ii) the sum of lease and rent expense, plus the current maturities of long term debt (excluding current maturities of long term debt resulting from the maturity of the Revolving Loan and required reductions in the Revolving Loan Commitments, and excluding that portion of the current maturities of long term debt resulting from balloon payments in excess of scheduled principal amortizations due to the maturity of amortizing term debt), plus interest expense, each for the Applicable Fiscal Period.
     “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantor” means Ordway and any other Person who executes a Guaranty.
     “Guaranty” means the Unconditional Limited Guaranty Agreement, dated as of even date herewith, made by Ordway in favor of the Agent, for itself and for the benefit of the Lenders, and any guarantee or other similar instrument made by any other Guarantor in favor of Agent and for the benefit of the Lenders, as each may be amended, modified, supplemented or restated from time to time.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c) net obligations of such Person under any Swap Contract;
(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f) capital leases and Synthetic Lease Obligations;
(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h) all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Interest Period” means (i) initially, the period commencing on the date any Loan is disbursed and ending on the last day of such month and (ii) thereafter, the period from the first day of each month to the last day of such month; provided that: no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Loan Termination Date, and no Interest Period with respect to the Term Loan A or the Term Loan B shall extend beyond the Term Loan Maturity Date.
     “Inventory” has the meaning given the term under the UCC as in effect from time to time.
     “Inventory Cap” means, as of any date in determining Borrowers’ availability under the Borrowing Base with respect to amounts advanced against Inventory, (i) 70% of the applicable Aggregate Revolving Loan Commitment from the date hereof through November 29, 2011, (ii) 60% of the applicable Aggregate Revolving Loan Commitment from November 30, 2011 through November 29, 2012, and (iii) 50% of the applicable Aggregate Revolving Loan Commitment from November 30, 2012 through the Revolving Loan Termination Date.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of any Borrower (including treasury stock) or of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any other arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “IRS” means the United States Internal Revenue Service.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrowers and Agent.
     “LIBOR Rate” is the London Interbank Offer Rate for United States Dollars for a term of one month which appears on Telerate Page 3750, Bloomberg Professional Screen BBAM (or any generally recognized successor method or means of publication) as of 11:00 a.m., London time, two (2) London Business Days prior to the day on which the rate will become effective. If for any reason the London Interbank Offer Rate is not available, then the “LIBOR Rate” shall mean the rate per annum which banks charge each other in a market comparable to England’s eurodollar market on short-term money in U.S. Dollars for an amount substantially equivalent to the principal amount due under this Agreement as determined at 11:00 A.M., London time, two (2) London Business Days prior to the day on which the rate will become effective, as determined in the Agent’s sole discretion. Agent’s determination of such interest rate shall be conclusive, absent manifest error.
     “LIBOR Loan” means any Loan that bears interest at a rate based on the Adjusted LIBOR Rate.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

     “Loan” means an extension of credit by a Lender to the Borrowers under Article II.
     “Loan Documents” means this Agreement, each Note, each Collateral Document, each Draw Certificate, each Borrowing Base Certificate, each Guaranty, each Mortgage, the Security Agreement, and any other documents, agreements or certificates executed or delivered by any of the Loan Parties in favor of the Agent and/or the Lenders.
     “Loan Parties” means, collectively, each Borrower and each Person (other than Agent or any Lender) executing a Loan Document including, without limitation, each Guarantor and each Person executing a Collateral Document.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of any Loan Party individually or the Loan Parties and their respective Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Minimum Rate” means a rate equal to four percent (4.00%) per annum.
     “Mortgage” means each deed to secure debt, deed of trust and mortgage (or other similar Lien instrument) from the applicable Borrower to the Agent, for the benefit of the Lenders, each dated as of even date herewith, with respect to the Mortgaged Property, and any other similar Lien instrument on real property interests made by any Person in favor of Agent and for the benefit of the Lenders with respect to the Mortgaged Property, as each may be amended, modified, supplemented or restated from time to time.
     “Mortgaged Property” means the properties of any Loan Party subject to a Mortgage securing the Obligations.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Note” means a Revolving Note, a Term Note A or a Term Note B, and “Notes” means all such Notes.
     “Obligations” means all Indebtedness, including principal, interest, fees, premiums, penalties, charges, collection expenses and other amounts now or hereafter owed to by any one or more of the Loan Parties to any one or more of the Agent and the Lenders pursuant to this Agreement, the other Loan Documents and any other agreement, document and record, both absolute and contingent, due and to become due, now existing and hereafter arising, including all Indebtedness under any Swap Contract(s) with any one or more of the Agent and the Lenders (or any of their respective Affiliates), all Indebtedness arising under or with respect to any letters of credit, any corporate credit cards, any acceptances, any checking account overdrafts, any remote deposit exposure, any foreign exchange exposure and any automated clearing house exposure, and any interest and fees that accrue after the commencement of any proceeding under any Debtor Relief Laws, and including any indebtedness, liability and obligation now owing, and any indebtedness, liability and obligation hereafter arising and owing, from any one or more of the Loan Parties to others that any one or more of the Agent and the Lenders has obtained or may in the future obtain by assignment or otherwise, and any other Indebtedness, now owing or hereafter arising and owing to any one or more of the Agent and the Lenders, howsoever evidenced or incurred.
     “Ordway” means Ronald D. Ordway, an individual resident of the State of Georgia.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp, intangible or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.
     “Public Lender” has the meaning specified in Section 6.02.
     “Register” has the meaning specified in Section 10.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Lenders” means, as of any date of determination, (a) Lenders having more than 66 2/3rds% of the Aggregate Revolving Loan Commitment, plus the aggregate unpaid principal balance of the Term Loan A, plus the aggregate unpaid principal balance of the Term Loan B, (b) if the Revolving Loan Commitment of each Lender has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 66 2/3rds% of the Total Revolving Loan Outstandings, plus the aggregate unpaid principal balance of the Term Loan A, plus the aggregate unpaid principal balance of the Term Loan B; provided that the Revolving Loan Commitment of, and the portion of the Total Revolving Loan Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that at any time there are only two Lenders (with Affiliates of any Lender being counted collectively with such Lender as one Lender), each such percentage set forth above shall be increased to 100%.
     “Reserves” means such amounts as may be required by Agent at any time and from time to time in its sole and absolute discretion without prior notice to any Borrower, to reserve against any Borrower’s obligations to Agent and Lenders or any other obligations by any Borrower, whether direct or contingent.
     “Responsible Officer” means the chief executive officer, president or chief financial officer of a Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Borrower so designated by any of the foregoing officers in a notice to Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Subordinated Debt or capital stock or other Equity Interest of any Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Debt or such capital stock or other Equity Interest or on account of any return of capital to any Borrower’s stockholders, partners or members (or the equivalent Person thereof).
     “Revolving Loan” has the meaning given to such term in Section 2.01(c).
     “Revolving Loan Commitment” has the meaning given to such term in Section 2.01(c).
     “Revolving Loan Termination Date” means December 1, 2013; provided, however, that if such date is not a Business Day, the Revolving Loan Termination Date shall be the immediately preceding Business Day.
     “Revolving Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Revolving Loans made or to be made by such Lender, substantially in the form of Exhibit B-1.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Security Agreement” means the Security Agreement, dated as of even date herewith, made by Borrowers in favor of the Agent, for itself and for the benefit of the Lenders, and any other similar Lien instrument on personal property made by any Person in favor of Agent and for the benefit of the Lenders, as each may be amended, modified, supplemented or restated from time to time.
     “Senior Funded Debt” means, as of any date of calculation, calculated on a consolidated basis for Borrowers and in accordance with GAAP, all obligations for borrowed money which bear interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all capitalized lease obligations, indebtedness secured by purchase money security interests and letters of credit, less the non-current portion of Subordinated Debt.
     “Senior Funded Debt to EBITDA Ratio” means, as of any date of calculation, calculated on a consolidated basis for Borrowers and in accordance with GAAP, the ratio of the Borrowers’ (i) Senior Funded Debt as of such date to (ii) EBITDA for the Applicable Fiscal Period.
     “Solvent” means, as to any Person, that such Person has capital sufficient to carry on its business and transactions in which it is currently engaged and all business and transactions in which it is about to engage, is able to pay its debts as they mature, and has assets having a fair valuation greater than its liabilities, at fair valuation.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal) which is (i) the number one divided by (ii) the number one minus the maximum reserve percentages (including any marginal, special, emergency, or supplemental reserves) established by the FRB to which the Agent or Lenders are subject.
     “Subordinated Debt” means Indebtedness of a Borrower (or Borrowers) that is subordinated to the Obligations pursuant to a written subordination agreement satisfactory to Agent and the Lenders in all respects; provided, in no event shall any such “Subordinated Indebtedness be secured or have a maturity date prior to six month prior to the then current Term Loan Maturity Date or Revolving Loan Termination Date (whichever is later).
     “Subordination Agreement” means the Amended and Restated Subordination Agreement, dated as of even date herewith, among the Borrowers, Ordway, [OTHERS?] and the Agent, for itself and on behalf of the Lenders, as the same may be amended, modified, supplemented or restated from time to time.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Borrower.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Tangible Net Worth” means, as of any date of calculation, calculated on a consolidated basis for Borrowers and in accordance with GAAP, shareholders’ equity, less intangible assets, less amounts due from Related Parties, plus the non-current portion of any Subordinated Debt.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan A” has the meaning given to such term in Section 2.01(a).
     “Term Loan B” has the meaning given to such term in Section 2.01(b).
     “Term Loan A Commitment” has the meaning given to such term in Section 2.01(a).
     “Term Loan B Commitment” has the meaning given to such term in Section 2.01(b).
     “Term Loan Maturity Date” means December 1, 2013; provided, however, that if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.
     “Term Note A” means a promissory note made by the Borrowers in favor of a Lender evidencing a Term Loan A made by such Lender, substantially in the form of Exhibit B-2.
     “Term Note B” means a promissory note made by the Borrowers in favor of a Lender evidencing a Term Loan B made by such Lender, substantially in the form of Exhibit B-3.
     “Threshold Amount” means $250,000.
     “Total Liabilities” means, as of any date of calculation, calculated on a consolidated basis for Borrowers and in accordance with GAAP, total liabilities, less the non-current portion of any Subordinated Debt.
     “Total Revolving Loan Outstandings” means the aggregate Outstanding Amount of all Revolving Loans.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Georgia.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.

     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either any Borrower or the Required Lenders shall so request, Agent, Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide or cause to be provided to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrowers or to the determination of any amount for the Borrowers on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that any Borrowers is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Dealings With Multiple Borrowers. For so long as more than one Person is named as a Borrower hereunder, all Obligations, representations, warranties, covenants and indemnities set forth in the Loan Documents to which such Person is a party shall be joint and several. The Agent and any Lender shall have the right to deal with any individual of any Borrower with regard to all matters concerning the rights and obligations of the Agent and any Lender hereunder and pursuant to applicable law with regard to the transactions contemplated under the Loan Documents. All actions or inactions of the officers, managers, members and/or agents of any Borrower with regard to the transactions contemplated under the Loan Documents shall be deemed with full authority and binding upon all Borrowers hereunder. Each Borrower hereby appoints each other Borrower as its true and lawful attorney-in-fact, with full right and power, for purposes of exercising all rights of such Person hereunder and under applicable law with regard to the transactions contemplated under the Loan Documents. The foregoing is a material inducement to the agreement of the Agent and each Lender to enter into the terms hereof and to consummate the transactions contemplated hereby.
ARTICLE II. THE COMMITMENTS AND BORROWINGS
     2.01 Amounts and Terms of Commitments.

     (a) The Term Loan A. Subject to the terms and conditions set forth herein, each Lender with a Term Loan A Commitment severally and not jointly agrees, on the terms and conditions hereinafter set forth, to lend to the Borrowers on the Closing Date, the amount set forth opposite such Lender’s name in Schedule 2.01 under the heading “Term Loan A Commitment” (such amount being referred to herein as such Lender’s “Term Loan A Commitment”). Amounts borrowed under this Section 2.01(a) are referred to as the “Term Loan A.” Amounts borrowed as a Term Loan A which are repaid or prepaid may not be reborrowed.
     (b) The Term Loan B. Subject to the terms and conditions set forth herein, each Lender with a Term Loan B Commitment severally and not jointly agrees, on the terms and conditions hereinafter set forth, to lend to the Borrowers on the Closing Date, the amount set forth opposite such Lender’s name in Schedule 2.01 under the heading “Term Loan B Commitment” (such amount being referred to herein as such Lender’s “Term Loan B Commitment”). Amounts borrowed under this Section 2.01(b) are referred to as the “Term Loan B.” Amounts borrowed as a Term Loan B which are repaid or prepaid may not be reborrowed.
     (b) The Revolving Credit. Subject to the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally and not jointly agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Section 2.01 under the heading “Revolving Loan Commitment” (such amount being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Loans Outstanding shall not exceed the lesser of (A) the Borrowing Base and (B) the Aggregate Revolving Loan Commitment, and (ii) the aggregate Outstanding Amount of Revolving Loans of any Lender shall not exceed such Lender’s Revolving Loan Commitment. Within the limits of each Lender’s Revolving Loan Commitment and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(c), prepay under Section 2.03, and reborrow under this Section 2.01(c).
     2.02 Borrowings of Revolving Loans.
     (a) Each Borrowing of Revolving Loans shall be made upon any Borrower’s irrevocable written notice to Agent (which may be made by facsimile), appropriately completed and signed by a Responsible Officer. Each such notice must be received by Agent not later than 11:00 a.m. three Business Days prior to the requested date of any Borrowing of Revolving Loans. Each notice by any Borrower pursuant to this Section 2.02(a) (including by facsimile) must be in the form attached hereto as Exhibit A. Each Borrowing of Revolving Loans shall be in a principal amount of $100,000 or a whole multiple of $25,000 in excess thereof. Each Draw Certificate shall specify (i) the requested date of the Borrowing of Revolving Loans (which shall be a Business Day) and (ii) the principal amount of Revolving Loans to be borrowed.
     (b) Following receipt of a Draw Certificate, Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans. In the case of a Borrowing of Revolving Loans, each Lender shall make the amount of its Revolving Loan available to Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Draw Certificate. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing of Revolving Loans, Section 4.01), Agent shall make all funds so received available to the Borrowers in like funds as received by Agent either by (i) crediting the account of the Borrowers on the books of Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by the Borrowers.
     2.03 Prepayments.
     (a) Voluntary. The Borrowers may, upon notice to Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 11:00 a.m. three Business Days prior to any date of prepayment of Loans; and (ii) (x) any prepayment of the Term Loan A shall be in a principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding and (y) any prepayment of the Term Loan B shall be in a principal amount of $100,000 or a whole multiple of $25,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of Lenders in accordance with their respective Applicable Percentages, in inverse order of maturity thereof.
     (b) Overadvances. If for any reason the Total Revolving Loans Outstanding at any time exceeds the lesser of (the Borrowing Base and (ii) the Aggregate Revolving Loan Commitment then in effect, the Borrowers shall immediately prepay Revolving Loans in an aggregate amount equal to such excess.
     (c) Mandatory. (i) Promptly and in any event within three Business Days following the occurrence (whether in one or more transactions or events, and regardless of whether related) of any Asset Disposition and/or Casualty Loss with Aggregate Net Cash Proceeds that exceeds of $250,000 in the aggregate in any fiscal year, Borrowers shall prepay the Loans in an aggregate amount by which the Aggregate Net Cash Proceeds of the related Asset Disposition or Casualty Loss exceeds such $250,000 threshold, which amounts shall be payable in accordance with Subsection (ii) below plus accrued interest on the amount of such prepayment. Borrowers shall notify Agent of the allocation of such Aggregate Net Cash Proceeds between real property Collateral and tangible Collateral other than real estate.
     (ii) Such Aggregate Net Cash Proceeds (x) relating to any real property Collateral shall be applied first to the outstanding principal balance of the Term Loan B, then to the outstanding principal balance of the Term Loan A, and then to the outstanding balance of the Revolving Loan, with a dollar-for-dollar reduction in the Revolving Loan Commitment and (y) relating to any tangible Collateral other than real estate shall be applied first to the outstanding principal balance of the Term Loan A, then to the outstanding principal balance of the Term Loan B, and then to the outstanding balance of the Revolving Loan, with a dollar-for-dollar reduction in the Revolving Loan Commitment. Agent will promptly notify each Lender of its receipt of any such Aggregate Net Cash Proceeds, the allocation thereof between real estate Collateral and non-real estate Collateral, and of the amount of such Lender’s Applicable Percentage of such prepayment. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of Lenders in accordance with their respective Applicable Percentages, in inverse order of maturity thereof.
     2.04 Termination or Reduction of Commitments. The Borrowers may, upon notice to Agent, terminate the Aggregate Revolving Loan Commitment, or from time to time permanently reduce the Aggregate Revolving Loan Commitment; provided that (i) any such notice shall be received by Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof, and (iii) the Borrowers shall not terminate or reduce the Aggregate Revolving Loan Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Loans Outstanding would exceed the lesser of (A) the Borrowing Base and (B) the Aggregate Revolving Loan Commitment. Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Loan Commitment. Any reduction of the Aggregate Revolving Loan Commitment shall be applied to the Revolving Loan Commitment of each Lender according to its Applicable Percentage of Revolving Loans. All fees accrued until the effective date of any termination of the Aggregate Revolving Loan Commitment shall be paid on the effective date of such termination.
     2.05 Repayment of Loans.
     (a) Scheduled Term Loan A Repayments. The principal amount of the Term Loan A shall be paid in monthly payments of principal in the amount of $58,333.33, plus accrued interest, on the on the fifth (5th) day of each calendar month, commencing January 5, 2011, and at such other times as may be specified herein, with a final payment of all outstanding principal, plus accrued interest, on the Term Loan Maturity Date.
     (b) Scheduled Term Loan B Repayments. The principal amount of the Term Loan B shall be paid in monthly payments of principal in the amount of $16,666.67, plus accrued interest, on the on the fifth (5th) day of each calendar month, commencing January 5, 2011, and at such other times as may be specified herein, with a final payment of all outstanding principal, plus accrued interest, on the Term Loan Maturity Date.
     (c) Revolving Loan. The Borrowers shall repay to Lenders on the Revolving Loan Termination Date the aggregate principal amount of Revolving Loans outstanding on such date, plus accrued interest.

     2.06 Interest.
     (a) Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Adjusted LIBOR Rate, plus the Applicable Margin. In no event shall the interest rate applicable to any Loan be less than the Minimum Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on the unpaid principal balance of the Loans that has accrued through the last day of each calendar month shall be due and payable monthly in the arrears, on the fifth (5th) day of the next calendar month. The first monthly interest payment will be due and payable on January 5, 2011 and monthly interest payments will thereafter be due and payable on the fifth (5th) day of each calendar month throughout the term of the Loan, and on the Term Loan Maturity Date (in the case of the Term Loans) and the Revolving Loan Termination Date (in the case of the Revolving Loan) and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.07 Fees.
     (a) Annual Agent Fee. On the Closing Date and on each anniversary thereof, Borrowers shall pay to Agent, for its own account, an annual administration fee of $5,000, which fee shall be deemed fully earned as of each such date and shall be nonrefundable.

     (b) Revolving Loan Commitment Fee. On the Closing Date, Borrowers shall pay to Agent for the ratable benefit of the Revolving Lenders having Revolving Loan Commitments, a fee of $61,250 for the Aggregate Revolving Loan Commitment, which fee shall be nonrefundable.
     (c) Term Loan A Commitment Fee. On the Closing Date, Borrowers shall pay to Agent for the ratable benefit of the Lenders having Term Loan A Commitments, a fee of $12,250 for the Aggregate Term Loan Commitment, which fee shall be nonrefundable.
     (d) Term Loan B Commitment Fee. On the Closing Date, Borrowers shall pay to Agent for the ratable benefit of the Lenders having Term Loan B Commitments, a fee of $10,500 for the Aggregate Term Loan Commitment, which fee shall be nonrefundable.
     (e) Late Charge Fee. Borrowers shall pay to Agent, upon demand by Agent for the ratable benefit of the applicable Lenders, for each payment past due for fifteen (15) or more calendar days, a late fee in an amount equal to the lesser of (i) five percent (5%) of the amount of the payment past due or (ii) the maximum percentage of the payment past due permitted by applicable law, or the maximum amount if not expressed in a percentage.
     2.08 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.09 Evidence of Debt. The Borrowings shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowings made by Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrowers shall execute and deliver to such Lender (through Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
     2.10 Payments Generally; Agent’s Clawback.
     (a) (i) General. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (ii) On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrowers agree to maintain on deposit in an ordinary checking account maintained by any Borrower with Agent (as such account shall be designated by Borrowers in a written notice to Agent from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full on such date. Each Borrower hereby authorizes Agent (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from the Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of any Borrower maintained at Agent. Agent agrees to provide written notice to Borrowers of any automatic deduction made pursuant to this Section 2.10(a)(ii) showing in reasonable detail the amounts of such deduction. Lenders agree to reimburse Borrowers based on their Applicable Percentage for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.
     (b) (i) Funding by Lenders; Presumption by Agent. Unless Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Agent such Lender’s share of such Borrowing, Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrowers, the interest rate applicable to such Borrowing. If Borrowers and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays its share of the applicable Borrowing to Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Agent.

     (ii) Payments by Borrowers; Presumptions by Agent. Unless Agent shall have received notice from any Borrower prior to the date on which any payment is due to Agent for the account of the Lenders that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each Lender severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation. A notice of Agent to any Lender or Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrowers by Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, and to make payments under Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.11 Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
     (i) Any and all payments by any Borrower to or on account of any obligation of any Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If any Borrower or Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Agent shall withhold or make such deductions as are determined by Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section), Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

     (b) Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications.
     (i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by any Borrower or Agent or paid by Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to any Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify Borrowers and Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or Agent) incurred by or asserted against Borrowers or Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to Borrowers or Agent pursuant to subsection (e). Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by any Borrower or Agent, as the case may be, after any payment of Taxes by any Borrower or by Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to Agent or Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or Agent, as the case may be.
     (e) Status of Lenders.
     (i) Each Lender shall deliver to the Borrowers and to Agent, at the time or times prescribed by applicable Laws or when reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such Borrower or Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by such Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by Borrowers or Agent as will enable such Borrower or Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) Each Foreign Lender agrees that it will, not more than ten (10) Business Days after the date of this Agreement, (X) deliver to each Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (Y) deliver to each of the Borrower and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Foreign Lender further undertakes to deliver to each Borrower and the Agent (i) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrowers or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement and the Loan Documents without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax
     (iii) For any period during which a Foreign Lender has failed to provide Borrowers with an appropriate form pursuant to Subsection (ii)(B) above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be entitled to indemnification under Subsection 3.01(c) with respect to Taxes imposed by the United States; provided that, should a Foreign Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required hereunder, Borrowers shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.
     (iv) Each Lender shall promptly (A) notify the Borrowers and Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to any Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

     (g) Exemptions. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement, the Loan Documents or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrowers (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
     (h) Claims Against Agent Regarding Withholding. If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Subsection (h) shall survive the payment of the Obligations and termination of this Agreement and the Loan Documents
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the LIBOR Rate or Adjusted LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through Agent, any obligation of such Lender to make or continue LIBOR Loans shall be suspended until such Lender notifies Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, each Borrower shall, upon demand from such Lender (with a copy to Agent), prepay, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, each Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.
     3.03 Inability to Determine Rates. If Agent determines in connection with any request for a LIBOR Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate or the Adjusted LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan, or (c) the Adjusted LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR

Loans shall be suspended until Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, any Borrower may revoke any pending request for a Borrowing.
     3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender; or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s for any such reduction suffered.

     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
     (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay or borrow any Loan on the date or in the amount notified by any Borrower;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by Borrowers to Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at the Adjusted LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.
     3.06 Mitigation Obligations. If any Lender requests compensation under Section 3.04, or Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender such designation or assignment (i)

would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     3.07 Survival. All of each Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all Obligations hereunder and resignation of Agent.
ARTICLE IV. CONDITIONS PRECEDENT TO BORROWINGS
     4.01 Conditions of Initial Borrowing. The obligation of each Lender to make its initial Loans hereunder is subject to satisfaction of the following conditions precedent:
     (a) Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and each of the Lenders:
     (i) executed counterparts of this Agreement, all Collateral Documents, the Guaranty and all other Loan Documents sufficient in number for distribution to Agent, each Lender and the Borrowers;
     (ii) a Note executed by each Borrower in favor of each Lender requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;
     (iv) such documents and certifications as Agent may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

     (v) a favorable opinion of counsel to the Loan Parties acceptable to Agent addressed to Agent and each Lender, as to the matters set forth concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Agent;
     (vi) a certificate of a Responsible Officer of each Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Borrower and the validity against such Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
     (ix) a copy of the Audited Financial Statements and the financial statements referred to in Section 5.05(b);
     (x) satisfactory surveys, appraisals (which shall demonstrate an aggregate value for the Mortgaged Property of not less than $3,750,000), environmental reports, title reports, title commitments, and other items related to the Collateral as the Agent and the Lenders shall require;
     (xi) Borrowers and the holders of its Subordinated Debt shall have executed the Subordination Agreement, all Subordinated Debt shall be unsecured and have a maturity date no earlier than six (6) months after the Term Loan Maturity Date or Revolving Loan Termination Date (whichever is later), and Agent shall have received copies of all documents related to any Subordinated Debt, which documents shall be satisfactory to Agent and Lenders in their respective sole discretion;

     (xii) a completed Borrowing Base Certificate, in form, scope and substance satisfactory to Agent and the Lenders; and
     (xiii) such other assurances, certificates, documents, consents or opinions as Agent or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Borrowers shall have paid all fees, charges and disbursements of counsel to Agent and each Lender (directly to such counsel if requested by Agent or such Lender) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between any Borrower and Agent or such Lender).
     (d) The Closing Date shall have occurred on or before December 30, 2010.
     (e) Agent shall have received (i) Term Loan A Commitments from Lenders in an aggregate amount of $3,500,000, with the Term Loan A Commitment of RBC Bank (USA) to be not more than $2,100,000, (ii) Term Loan B Commitments from Lenders in an aggregate amount of $3,000,000, with the Term Loan B Commitment of RBC Bank (USA) to be not more than $1,800,000, and (iii) Revolving Loan Commitments from Lenders in an aggregate amount of $17,500,000, with the Revolving Loan Commitment of RBC Bank (USA) to be not more than $10,500,000.
Without limiting the generality of the provisions of the last sentence of Section 9.03(d), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Borrowings. The obligation of each Lender to make any Loan is subject to the following conditions precedent:
     (a) The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.
     (b) No Default or Event of Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.
     (c) For a Borrowing of Revolving Loans, Agent shall have received a Draw Certificate in accordance with the requirements hereof, and Agent shall have received a current Borrowing Base Certificate.
     (d) Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require.
Each Draw Certificate submitted by any Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Borrowing.
ARTICLE V. REPRESENTATIONS AND WARRANTIES
     Each Borrower represents and warrants to Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Borrower and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i), or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Borrower of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Borrower that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Borrower, enforceable against each Borrower that is party thereto in accordance with its terms.
     5.05 Financial Statements; No Material Adverse Effect.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrowers and their Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheets of Borrowers and their Subsidiaries dated August 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Borrowers and their Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) Since the dates of each of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Borrower or any Subsidiary thereof, of the matters described on Schedule 5.06.

     5.07 No Default. Neither any Borrower nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. Each Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance. Each Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof each Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The properties of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Borrower or the applicable Subsidiary operates.
     5.11 Taxes. Each Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.
     5.12 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of any Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

     (b) There are no pending or, to the best knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries; Ownership of Borrowers. As of the Closing Date, no Borrower has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13,and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Borrower in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. No Borrower has any equity investments in any other corporation or entity other than those specifically disclosed in Part(b) of Schedule 5.13. All of the outstanding Equity Interests in each Borrower have been validly issued and are fully paid and nonassessable and are owned by the Persons, and in the amounts, specified on Part (c) of Schedule 5.13, free and clear of all Liens.
     5.14 Margin Regulations; Investment Company Act.
     (a) No Borrower is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of any Loan, not more than 25% of the value of the assets (either of any Borrower only or of such Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.
     (b) None of any Borrower, any Person Controlling any Borrower, or any Subsidiary is, or is required to be registered as, an “investment company” under the Investment Company Act of 1940.

     5.15 Disclosure. Each Borrower has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Borrower to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Laws. Each Borrower and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Taxpayer Identification Number. Each Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
     5.18 Intellectual Property; Licenses, Etc. Each Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by such Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of any Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.19 Rights in Collateral; Priority of Liens. Each Borrower owns the property granted by it as Collateral under the Collateral Documents free and clear of any and all Liens in favor of third parties. Upon the proper filing of UCC financing statements and the taking of other actions required by the Required Lenders, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens and Collateral in favor of Agent for the benefit of Agent and Lenders.
     5.20. Accounts; Inventory. (i) Each Account, instrument, chattel paper and other writing constituting any portion of the Collateral (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy and similar laws relating to creditors’ rights; (b) is not subject to any deduction or discount (other than as stated in the invoice), defense, set off, claim or counterclaim of a material nature against it except as to which it has notified the Agent in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which it has notified the Agent in writing; (d) arises from a bona fide sale of goods or delivery of services in the ordinary course and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the invoice therefor; (ii) each Account included in any Borrowing Base Certificate, report or other document as an Eligible Account meets all the requirements of an Eligible Account set forth herein; and (iii) (ii) all Inventory included in any Borrowing Base Certificate, report or other document as a Eligible Inventory meets all the requirements of Eligible Inventory set forth herein.
     5.20 Solvency. Each Borrower is, and after giving effect to any Loans and each Borrowing, will remain, Solvent.
ARTICLE VI. AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, each Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Loan Party (and their respective Subsidiaries) to:
     6.01 Financial Statements. Deliver to Agent and each Lender, in form and detail satisfactory to Agent and each Lender:
     (a) Borrowers’ Annual Statements. As soon as available, but in any event within 150 days after the end of each fiscal year of Parent and the other Borrowers, a consolidated balance sheet of Parent and the other Borrowers as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by an unqualified report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards;
     (b) Borrowers’ Quarterly Statements. As soon as available, but in any event within 45 days after the end of each fiscal quarter of Parent and the other Borrowers, an internal, management-prepared consolidated balance sheet of Parent and the other Borrowers as at the end of such fiscal quarter, and the related consolidated statements of income or operations, for such fiscal quarter and the related consolidated statements of changes in shareholders’ equity and cash flows for the fiscal quarter then ended, in each case setting forth in comparative form, as applicable the figures for the corresponding previous fiscal quarter, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and the other Borrowers in accordance with GAAP, subject only to normal year-end audit adjustments;
     (c) Ordway Financial Statements. As soon as available, but in any event (a) within 120 days after each fiscal year end of Borrowers, Ordway’s personal financial statements, on the form provided by

Agent (or otherwise in a form reasonably satisfactory to Agent and certified to Agent and Lenders as true and correct in all material respects, and (ii) within 30 days of filing thereof, copies of Ordway’s federal income tax returns (including all schedules, attachments and exhibits) and, if any extension request is filed, copies of such extension requests within 30 days of the filing thereof.
     (d) Borrower’s Annual Budget. As soon as available, but in any event within 30 days after the end of each fiscal year, an annual budget for the Borrowers for the upcoming fiscal year, in form and substance satisfactory to Agent and the Lenders.
     6.02 Certificates; Other Information. Deliver to Agent and each Lender, in form and detail satisfactory to Agent and the Lenders:
     (a) within thirty (30) days of the end of each month (or more frequently if required by Agent), a completed Borrowing Base Certificate in the form attached hereto as Exhibit E or such other form as Agent shall require; it shall attach the following to the Borrowing Base Certificate, which shall be certified by a Responsible Officer to be accurate and complete and in compliance with the terms of the Loan Documents: (i) a report listing all of its Accounts and all Eligible Accounts as of the last Business Day of such month (an “Accounts Receivable Report”) which shall include the amount and age of each Account, the name and mailing address of each Account Debtor, a detailing of all credits due such Account Debtor by Borrowers stated in the number of days which have elapsed since the date each such credit was issued by it, and such other information as Agent may require in order to verify the Eligible Accounts, all in reasonable detail and in form acceptable toAgent, (ii) a report listing all Inventory and all of its Eligible Inventory as of the last Business Day of such month, the cost thereof, specifying raw materials, work-in-process, finished goods and all Inventory which has not been timely sold by it in the ordinary course of business, and such other information as Bank may require relating thereto, all in form acceptable to Agent (an “Inventory Report”), and (iii) a report reconciling (x) its Accounts and Inventory as set forth on the Accounts Receivable Report and the Inventory Report attached to the Borrowing Base Certificate to (y) the aggregate Accounts and Inventory set forth in the financial statements delivered to Agent pursuant to Section 6.01 hereof;
     (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer;
     (c) promptly after any request by Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Borrower by independent accountants in connection with the accounts or books of any Borrower or any Subsidiary or any audit of any of them;
     (d) promptly after any request by Agent or any Lender, copies of any statement or report furnished to any holder of debt securities of any Borrower or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

     (e) promptly, such additional information regarding the business, financial or corporate affairs of any Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.
Each Borrower hereby acknowledges that (a) Agent may in its sole discretion make available to Lenders materials and/or information provided by or on behalf of any Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Borrower or its Affiliates or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized Agent, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Side Information;” and (z) Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
     6.03 Notices. Promptly notify Agent and each Lender:
     (a) of the occurrence of any Default or Event of Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary and
     (e) of the occurrence of any contingent liability (or liabilities), or the occurrence of any event or condition that could reasonably lead to any contingent liability (or liabilities), in excess of $100,000.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action any Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by any Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of any Borrower, with key ratings of A- or better (Excellent or Superior), and Class IX or better, in A.M. Best’s Insurance Reports, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Agent of termination, lapse or cancellation of such insurance.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of any Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over any Borrower or such Subsidiary, as the case may be. Each Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Agent or any Lender shall reasonably require.
     6.10 Inspection Rights. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to any Borrower; provided, however, that when an Event of Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrowers at any time during normal business hours and without advance notice.
     6.11 Use of Proceeds. Use the proceeds of (a) the Revolving Loan to refinance debt owing to RBC Bank (USA) and for working capital and (b) the Term Loan A and the Term Loan B to refinance existing debt owing to RBC Bank (USA).
     6.12 Collateral Records. Execute and deliver promptly, and to cause each other Borrower to execute and deliver promptly, to Agent, from time to time, solely for Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Agent may reasonably require designating, identifying or describing the Collateral. The failure by any Borrower, however, to promptly give Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Collateral issued to Agent pursuant to the Collateral Documents.
     6.13 Deposit Accounts. Maintain all of each Borrower’s and its Subsidiaries depository and cash management accounts with Agent and the Lenders.
     6.14 Field Examinations. Shall permit inspections of the Collateral and the records of Borrowers pertaining thereto and verification of the Accounts and Inventory (including the eligibility of all Accounts and Inventory included as Eligible Accounts and Eligible Inventory in any Borrowing Base Certificate), at such times and in such manner as may be reasonably required by Agent and shall further permit such inspections, reviews and field examinations of its other records and its properties by Agent (with such reasonable frequency and at such reasonable times as Agent may desire) as Agent may deem necessary or desirable from time to time, and the cost of such field examinations, reviews, verifications and inspections shall be borne by Borrowers; Borrowers acknowledge and agree that Agent shall conduct an initial field examination within 90 days of the date hereof, and that Agent may, upon review of the results of any such field examination, adjust the advance rates under the Borrowing Base and/or the eligibility requirements for Eligible Accounts and/or Eligible Inventory.
     6.15 Financial Covenants. Shall comply with the following financial covenants:

     (a) Fixed Charge Coverage Ratio. The Borrowers shall maintain, on a consolidated basis, a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00 as of each fiscal quarter end.
     (b) Total Liabilities to Tangible Net Worth Ratio. The Borrowers shall maintain, on a consolidated basis, a ratio of (i) Total Liabilities to (ii) Tangible Net Worth of not more than 2.00 to 1.00 as of each fiscal quarter end.
     (c) Senior Funded Debt to EBITDA Ratio. The Borrowers shall maintain, on a consolidated basis, a Senior Funded Debt to EBITDA Ratio of not more than (i) 3.50 to 1.00 for each fiscal quarter end from February 28, 2011 through February 27, 2012 and (ii) 3.00 to 1.00 for each fiscal quarter end on and after February 28, 2012.
ARTICLE VII. NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);
     (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

     (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); and
     (i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.
     7.02 Investments. Make any Investments, except:
     (a) Investments held by any such Borrower or such Subsidiary in Agent’s or any Lender’s money market accounts;
     (b) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business up to an aggregate of $50,000 at any one time;
     (c) Investments of any such Borrower in any wholly-owned Subsidiary existing on the Closing Date or in any other Borrower;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted by Section 7.03; and
     (f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of any such Borrower’s business.
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;

     (b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrowers or Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
     (c) Guarantees of any Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of any Borrower or any wholly-owned Subsidiary;
     (d) obligations (contingent or otherwise) of any Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities and commitments by such Person, and not for purposes of speculation or taking a “market view;” (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, and (iii) any such Swap Contract must be with a Lender or an Affiliate of a Lender (or another Person acceptable to Agent and Lenders in their sole discretion); and
     (e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $1,500,000.
     7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary may merge with (i) any Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person; and
     (b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be a Borrower or a wholly-owned Subsidiary.

     7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of equipment (not to exceed $500,000 in the aggregate in any fiscal year) or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property within 90 days or (ii) the proceeds of such Disposition are reasonably promptly (but not more than 90 days) applied to the purchase price of such replacement property;
     (d) Dispositions of property by any Subsidiary to any Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be a Borrower or a Guarantor; and
     (e) Dispositions permitted by Section 7.04.
provided, however, that any Disposition pursuant to clauses (a) through (e) shall be for fair market value.
     7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, if any Default or Event of Default shall have occurred and be continuing at the time of any such Restricted Payment or would result therefrom.
     7.07 Change in Nature of Business. Engage in any material line of business different from those lines of business conducted by any Borrower, its Subsidiaries and its Affiliates on the date hereof or any business substantially related or incidental thereto, consistent with its business plan provided to the Agent.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of any Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to any Borrower or such Subsidiary as would be obtainable by any Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between any Borrower and any Guarantor, as long as such Borrower and any such Guarantor comply with the provisions of Sections 7.06, 7.09, 7.10, 7.11 and 7.12 hereof.
     7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to any Borrower or to otherwise transfer property to any Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of any Borrower or (iii) of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of

Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     7.10 Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.11 Anti-Money Laundering and Anti-Terrorism. (a) Become a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (b) engage in any dealings or transactions prohibited by Section 2 of such executive order, and shall not otherwise become associated with any such Person in any manner violative of Section 2, (c) become a Person on the list of Specially Designated Nationals and Blocked Persons, and (d) become subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order; (2) become out of compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001); and (3) use all or any part of the proceeds, advances or other amounts or sums evidenced by any Note, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     7.12 Accounts. (a) Sell, assign or discount any of its Accounts, chattel paper or any promissory notes held by it other than the discount of such notes in the ordinary course of business for collection; and (b) fail to notify Agent promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor’s financial condition or ability to pay its obligations.
ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Borrower or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan, or (ii) any interest on any Loan, or any fee due hereunder, and the same is not cured within five (5) days of written notice thereof from the Agent of a Lender, or (iii) any other amount payable hereunder or under any other Loan Document, and the same is not cured within ten (10) days of written notice thereof from the Agent of a Lender; or

     (b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.04 6.05, 6.06, 6.07, 6.08, 6.09, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15 or Article VII, or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or any Default or Event of Default occurs under any other Loan Document; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
     (e) Cross-Default. (i) Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which any Loan Party or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract); or
     (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

     (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
     (h) Judgments. There is entered against any Loan Party or any of its Subsidiaries (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
     (j) Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or
     (k) Change of Control. There occurs any Change of Control with respect to any Borrower; or
     (l) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.
     8.02 Remedies Upon Event of Default. If any Default or Event of Default shall occur, Agent shall, at the request of, or may (unless directed in writing to the contrary by the Required Lenders), without notice to Borrowers, withhold further Advances under the Revolving Loan to Borrowers. If any Event of Default occurs and is continuing, Agent shall, at the request of, or may (unless directed in writing to the contrary by the Required Lenders) take any or all of the following actions:

     (a) declare the Aggregate Revolving Loan Commitment to be terminated, whereupon such commitments and obligations shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and
     (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender holding a Revolving Loan Commitment to make Revolving Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable (with interest accruing at the Default Rate), in each case without further act of Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Agent (including fees and time charges for attorneys who may be employees of Agent) and amounts payable under Article III) payable to Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among Lenders in proportion to the respective amounts of their then funded and outstanding Commitments described in this clause Third payable to them (i.e., as to any Lender, (i) the outstanding funded balance of its Revolving Loans, plus the outstanding funded balance of its Term Loan A, plus the outstanding funded balance of its Term Loan B, divided by (ii) the outstanding funded balance of all Revolving Loans of all the Lenders, plus the outstanding funded balance of the Term Loan A of all the Lenders, plus the outstanding funded balance of the Term Loan A of all the Lenders);
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among Lenders in proportion to the respective amounts of their then funded and outstanding

Commitments described in this clause Fourth held by them (and calculated as set forth in the foregoing paragraph “Third”); and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by Law.
ARTICLE IX. ADMINISTRATIVE AGENT
     9.01 Appointment and Authorization of Administrative Agent.
     (a) Each of the Lenders hereby irrevocably appoints Agent to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Agent and the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.
     (b) Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Agent pursuant to Section 9.05 or otherwise for purposes of holding the Collateral (or any portion thereof) or for exercising any rights and remedies thereunder at the direction of Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.
     9.02 Rights as a Lender. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.
     9.03 Exculpatory Provisions. Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent:

     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.
     (d) Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Agent by a Borrower or a Lender. Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
     9.04 Reliance by Administrative Agent; Right to Consult.
     (a) Reliance by Administrative Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto.
     (b) Rights to Consult and Seek Approvals. With respect to any matter for which Agent is given discretion or is entitled to act pursuant to this Agreement, Agent will have the right (in the sole and absolute discretion of Agent) to consult with or act at the direction of all or any combination of the Lenders, provided that Agent will only be obligated to so consult with the Lenders to the extent provided in this Agreement. In no event will Agent be deemed to have acted unreasonably or in violation of this Agreement if Agent withholds any consent, approval or other matter, or acts or refrains from acting, at the direction of all or any combination of the Lenders or because a certain number of the Lenders have failed to approve such action, consent, approval or other matter.
     9.05 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     9.06 Resignation of Agent.
     (a) Resignation Upon Notice. Agent may at any time in its sole and absolute discretion give notice of its resignation to Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between any Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     (b) Resignation Pursuant to Governmental Order. If any Governmental Authority issues an order or directive or otherwise makes a determination (a “Governmental Order”), the effect of which is to determine or provide that the performance by Agent of its duties pursuant to this Agreement violates applicable laws, rules, or regulations or is otherwise prohibited, Agent may resign as agent without the consent of any of the Lenders by giving sixty (60) days prior written notice of such resignation to Lenders unless Agent is prohibited by such Governmental Order from continuing to act as Agent during such sixty (60) day period. If, by making one or more changes in Agent’s administration of the Advances or in Agent’s duties under this Agreement or the Loan Documents or that otherwise relate solely and exclusively to the credit facility made available pursuant to the Loan Documents (a “Conforming Change”), Agent would be permitted to continue to serve as Agent under the Governmental Order and if the Required Lenders approve the Conforming Change, Agent will implement the Conforming Change and will not resign under this Section
     9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this

Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent or a Lender hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.07 and 10.04. Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.10 Collateral Matters. The Lenders hereby empower and authorize Agent to execute and deliver to Borrowers on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any partial releases which shall be permitted or required by, or approved under, the terms of this Agreement or of any other Loan Document. In addition, the Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any lien on any property granted to or held by the Agent under any Loan Document upon termination of the Commitment and payment in full of all Obligations (other than contingent indemnification obligations). Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property pursuant to this Section 9.10.
     9.11 Defaulting Lenders. In the event that any Lender becomes a Defaulting Lender, then, in addition to any rights and remedies that may be available to the other Lenders and Agent (such other Lenders and Agent being called the “Non-Defaulting Lenders”) at law or in equity:

     (a) Participation and Administration. The Defaulting Lender’s rights to participate in the administration of the Commitment and the Loan Documents, including any right to vote upon, approve, disapprove, consent to or direct any action of Agent, or to consent to any assignment of participation, shall be suspended and such rights shall not be reinstated unless and until such Lender ceases to be a Defaulting Lender (and all decisions which are to be based on a vote of the Lenders shall be resolved based upon a decision or determination made by the required percentage of the Non-Defaulting Lenders).
     (b) Funding of Defaulted Amount. Any or all of the Non-Defaulting Lenders shall be entitled (but shall not be obligated) to: (a) fund the aggregate amount that the Defaulting Lender has failed to fund or pay to Agent (such amount being called the “Defaulted Amount”); and (b) collect interest at the Default Rate on the Defaulted Amount (after crediting all interest actually paid by the Borrower on the Defaulted Amount from time to time), either directly from the Defaulting Lender or from amounts otherwise payable to the Defaulting Lender, for the period from the date on which the Defaulted Amount was funded by the Non-Defaulting Lenders until the date on which payment is made. If Agent has funded the Defaulted Amount, Agent shall be entitled to collect interest at the Default Rate from the Defaulting Lender on the Defaulted Amount as set forth above, as if Agent were a Non-Defaulting Lender that had elected to fund the Defaulted Amount.
     (c) Subordination of Defaulting Lender. In the event the Defaulted Amount is funded by any Non-Defaulting Lenders or Agent pursuant to Subsection 9.11 (b), the Defaulting Lender’s interest in the Obligations and proceeds thereof shall be subordinated to any Defaulted Amount funded by any Non-Defaulting Lenders or Agent pursuant to Subsection 9.11(b), plus all interest which may be due in accordance with Subsection 9.11(b) (to be applied pari passu among the Non-Defaulting Lenders (including Agent) funding the Defaulted Amount), without necessity for executing any further documents; provided that such Defaulting Lender’s interest in the Obligations and the proceeds thereof shall no longer be so subordinated if the Defaulted Amount funded by the Non-Defaulting Lenders or Agent (and all interest which has accrued pursuant to Subsection 9.11(b)) shall be repaid in full.
     (d) Payment to Defaulting Lender. To achieve such subordination: (a) Agent shall deduct from the interest due to the Defaulting Lender on its interest in the Obligations and the Loan Documents, the excess of (i) interest on the Defaulted Amount at the rate specified in Subsection 9.11(b) over (ii) the interest actually received from Borrowers by the Non-Defaulting Lenders (including Agent) which funded the Defaulted Amount on account of their portion of the Defaulted Amount for the same time period; and (b) all amounts received by Agent on account of principal, Rate Management Obligations or reimbursements for amounts otherwise advanced, in each case, which would otherwise be payable to the Defaulting Lender, shall be paid pari passu to the Non-Defaulting Lenders (including Agent) until the Defaulted Amount and all interest thereon has been repaid in full.
     (e) Subordination of Unfunded Defaulted Amount. If, following the payment in full of all amounts due pursuant to Section 9.11(c) to the Non-Defaulting Lenders (including Agent) who have funded all or any portion of any Defaulted Amount, there remains any unfunded Defaulted Amount which has not been funded by the Non-Defaulting Lenders, Agent or the Defaulting Lender (the “Unfunded Defaulted Amount”), then a portion of the Defaulting Lender’s interest in the Obligations and the proceeds thereof equal to the amount of the Unfunded Defaulted Amount (together with interest thereon at the rate applicable to the Defaulted Amount from time to time pursuant to the Loan Documents) shall be subordinated to the interests of the Non-Defaulting Lenders (including Agent) unless and until such Unfunded Defaulted Amount is funded either by one or more Non-Defaulting Lenders, Agent or the Defaulting Lender. Such portion of the Defaulting Lender’s interest, including any proceeds or distributions related thereto, may be used to fund to the Agent the Unfunded Defaulted Amount if and when needed for costs in connection with the Loan. Agent is hereby authorized to withhold or setoff amounts otherwise payable to any Defaulting Lender hereunder and under the Loan Documents against the Defaulting Lender’s defaulted payment and related accrued interest (and any other amount). Agent may, in its sole discretion, use any such amounts so offset to make Advance(s) to Borrower, to pay or reimburse itself of any Non-Defaulting Lender for costs and expenses incurred, to pay interest to any Non-Defaulting Lender, or for any other permitted purpose(s) hereunder.
     (f) Defaulting Lenders. Each Defaulting Lender shall indemnify, defend and hold Agent and Lenders harmless for, from and against any and all claims, damages, loss, liability, judgments, costs and expenses (including, but not limited to, reasonable attorneys’ fees and interest at the Default Rate set forth in the Loan Documents for funds advanced on account of a Defaulting Lender) which they may sustain or incur by reason or in consequence of the Defaulting Lender’s failure or refusal to abide by its obligations under this Agreement or the other Loan Documents.
     (g) No Waiver. Nothing herein contained shall be deemed or construed to waive, diminish, limit, prevent or estop Agent or any Lender from exercising or enforcing any rights or remedies which may be available at law or in equity as a result of or in connection with any default under this Agreement or the Loan Documents by a Lender (including the right to bring suit against the Defaulting Lender to recover the Defaulted Amount and interest thereon at the rate provided in this Subsection 9.11).
     9.12 Agent in its Individual Capacity. Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Borrowers and their respective Affiliates as though Agent were not the “Agent” and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Agent and/or its Affiliates may receive information regarding any Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Borrower or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to Advances, Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Agent, and the terms “Lender” and “Lenders” include Agent in its individual capacity.
     9.13 Ownership and Possession of Loan Documents. Each of the Lenders will own an undivided interest in the Obligations and the Loan Documents equal to its pro rata interest therein. Agent will hold in its possession, as agent, at 11011 Richmond Avenue, Suite 850, Houston, Texas 77042, or at such other location as Agent designates in writing to the Lenders, the Loan Documents for the pro rata benefit of itself as one of the Lenders and each of the other Lenders; provided that each Lender will receive an original Note in its favor. Agent will keep and maintain files and records of matters pertaining to the Obligations that are complete and accurate in all material respects. Upon reasonable prior notice to

Agent by the Lenders, the files and records will be made available to the Lenders and their representatives and agents for inspection and copying during normal business hours.
ARTICLE X. MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that if there are at any time three (3) or more Lenders no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender; provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 4.01(a) (iii) or (iv) with respect to which any Borrower has given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;
     (b) (i) extend or increase the Commitment of any Lender (or reinstate any Revolving Loan Commitment terminated pursuant to Section 8.02) without the written consent of each Lender, or (ii) extend the Revolving Loan Termination Date or Term Loan Maturity Date without the written consent of each Lender;
     (c) (i) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document (or otherwise extend the Maturity Date) without the written consent of each Lender directly affected thereby, or (ii) postpone or extend any date by which any Obligations of any Borrower hereunder must be performed without the written consent of each Lender;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;
     (e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
     (g) release any Guarantor from the Guaranty, or release all or substantially all of the Collateral, or subordinate the Agent’s and Lenders’ interest in the Collateral to the interests of any other Person, in each case in any transaction or series of related transactions without the written consent of each Lender;
and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to the Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.
     10.02 Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to Borrowers or Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 ; and
     (ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of any Borrower and Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers and Agent. In addition, each Lender agrees to notify Agent from time to time to ensure that Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its securities for purposes of United States Federal or state securities laws.

     (e) Reliance by Agent and Lenders. Agent and Lenders shall be entitled to rely and act upon any notices (including Draw Certificates) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies: Enforcement. No failure by any Lender or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with Section 8.02 for the benefit of all Lenders; provided, however, that the foregoing shall not prohibit (a) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. Each Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Agent, each Lender and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for Agent or such Lender), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by Agent or any Lender (including the fees, charges and disbursements of any counsel for Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by Borrowers. Each Borrower shall indemnify Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable

Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to Agent or any Lender, or Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if such Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of Agent and, so long as no Default or Event of Default has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of each Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender; and
     (B) the consent of Agent and the Required Lenders (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500.00; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire.
     (v) No Assignment to Loan Parties. No such assignment shall be made to any Loan Party or any of any Loan Party’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, and with all due haste, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c) Register. Agent, acting solely for this purpose as an agent of each Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Borrower, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, (x) without the consent of, or notice to, any Borrower, any other Lender or Agent if any Default or Event of Default then exists and (y) with the written consent of Borrowers, Agent and the other Lenders (other than a Defaulting Lender) if no Default or Event of Default then exists, sell participations to any Person (other than a natural person or any Loan Party or any of such any Loan Party’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of each Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     (g) Deemed Consent of Borrowers. If the consent of any Borrower to an assignment to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in Section 10.06(b)(i)(B)), such Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to the Borrowers by the assigning Lender (through Agent) unless such consent is expressly refused by the Borrowers prior to such fifth Business Day.
     (h) Defaulting Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any transfer, assignment or participation hereunder.
     10.07 Treatment of Certain Information; Confidentiality. Each of Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of any Loan Party or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to Agent or Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Agent and the Lenders and acknowledges that (a) the Information may include material non-public information concerning any Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any such Affiliate, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers and Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by Agent and when Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and each Lender, regardless of any investigation made by Agent or any Lender or on their behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA.
     (b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA SITTING IN FULTON COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH GEORGIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW,

THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.14 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that that: (i) (A) the services regarding this Agreement provided by Agent are arm’s-length commercial transactions between each Loan Party and its Affiliates, on the one hand, and Agent, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Loan Party or any of its Affiliates or any other Person and (B) Agent does not have any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of any Loan Party and its Affiliates, and Agent has no obligation to disclose any of such interests to any Loan Party of any of its Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases, any claims that it may have against Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

     10.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or Agent, as applicable, to identify each Borrower in accordance with the Act. Each Borrower shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     10.18 Time of the Essence. Time is of the essence of the Loan Documents.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Borrowers:

VIDEO DISPLAY CORPORATION

By:

Name:
Title:

LEXEL IMAGING SYSTEMS, INC.

By:

Name:
Title:

FOX INTERNATIONAL LTD., INC.

By:

Name:
Title:

Z-AXIS, INC.

By:

Name:
Title:

TELTRON TECHNOLOGIES, INC.

By:

Name:
Title:

AYDIN DISPLAYS, INC.

By:

Name:
Title:

Administrative Agent:

RBC BANK (USA), as Administrative Agent

By:

Name:
Title:

Lenders:

RBC BANK (USA), as a Lender

By:

Name:
Title:

COMMUNITY & SOUTHERN BANK, as a Lender

By:

Name:
Title:

SCHEDULE 2.01
COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage
RBC Bank (USA)	$10,500,000	60.00%
Community & Southern Bank	$7,000,000	40.00%
Total	$17,500,000	100.00%

Lender	Term Loan A Commitment	Applicable Percentage
RBC Bank (USA)	$2,100,000	60.00%
Community & Southern Bank	$1,400,000	40.00%
Total	$3,500,000	100.00%

Lender	Term Loan B Commitment	Applicable Percentage
RBC Bank (USA)	$1,800,000	60.00%
Community & Southern Bank	$1,200,000	40.00%
Total	$3,000,000	100.00%

SCHEDULE 5.06
LITIGATION

SCHEDULE 5.09
ENVIRONMENTAL MATTERS

SCHEDULE 5.13
SUBSIDIARIES

AND OTHER EQUITY INVESTMENTS

[AND EQUITY INTERESTS IN BORROWER]
Part (a). Subsidiaries.
Part (b). Other Equity Investments.
Part (c). Owners of Equity Interests in each Borrower.

SCHEDULE 7.01
EXISTING LIENS

SCHEDULE 7.03
EXISTING INDEBTEDNESS

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES
BORROWERS:
VIDEO DISPLAY CORPORATION
LEXEL IMAGING SYSTEMS, INC.
FOX INTERNATIONAL LTD., INC.
Z-AXIS, INC.
TELTRON TECHNOLOGIES, INC.
AYDIN DISPLAYS, INC.
1868 Tucker Industrial Road
Tucker, GA 30084
Attention: ________________________
Telephone: _______________________
Telecopier: _______________________
Electronic Mail: _______________________
Website Address: _______________________
U.S. Taxpayer Identification Number: _______________________

ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Draw Certificate):
RBC Bank (USA)
75 5th Street, 9th Floor
Atlanta, Georgia 30308
Attention: _______________________
Telephone: _______________________
Telecopier: _______________________
Electronic Mail: _______________________
Wire To:
RBC Bank (USA)
Atlanta, Georgia
ABA# 053100850
Account No.:_________________
Ref: Video Display Corporation
Other Notices as Administrative Agent:
RBC Bank (USA)
75 5th Street, 9th Floor
Atlanta, Georgia 30308
Attention: _______________________
Telephone: _______________________
Telecopier: _______________________
Electronic Mail: _______________________

EXHIBIT A
FORM OF DRAW CERTIFICATE
Form of Draw Certificate
A-1

EXHIBIT B-1
FORM OF REVOLVING NOTE
Form of Term Note
B-1

EXHIBIT B-2
FORM OF TERM NOTE A
Form of Term Note
B-

EXHIBIT B-3
FORM OF TERM NOTE B
Form of Term Note
B-

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                    ,
To: RBC Bank (USA), as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of December 23, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among VIDEO DISPLAY CORPORATION, a Georgia corporation (“Parent”), LEXEL IMAGING SYSTEMS, INC. (“Lexel”), FOX INTERNATIONAL LTD., INC. (“Fox”), Z-AXIS, INC. (“Z-Axis”), TELTRON TECHNOLOGIES, INC. (“Teltron”), and AYDIN DISPLAYS, INC. (“Aydin”) (each a “Borrower” and collectively the “Borrowers”), the Lenders from time to time party thereto, and RBC BANK (USA), as Administrative Agent.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _____________________ of _____________________, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on the behalf of each Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. Borrowers have caused to be delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Parent and the other Borrowers ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for quarter-end financial statements]
     1. Borrowers have caused to be delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Parent and the other Borrowers ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Parent and the other Borrowers in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of each Borrower during the accounting period covered by such financial statements.
     3. A review of the activities of each Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period, each Borrower performed and observed all its Obligations under the Loan Documents, and
Form of Compliance Certificate

[select one:]
     [to the best knowledge of the undersigned during such fiscal period, each Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.] —or—
     [to the best knowledge of the undersigned, during such fiscal period, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The representations and warranties of each Borrower contained in Article V of the Agreement, and/or any representations and warranties of each Borrower or any other Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
     5. The Borrowers are in compliance, as of the last day of the fiscal quarter covered by the financial statements attached hereto, with all financial covenants set forth in Section 7.14 of the Credit Agreement, as demonstrated by the calculations of such covenants below, except as set forth in Schedule 1 hereto;
Form of Compliance Certificate

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

VIDEO DISPLAY CORPORATION LEXEL IMAGING SYSTEMS, INC. FOX INTERNATIONAL LTD., INC. Z-AXIS, INC. TELTRON TECHNOLOGIES, INC. AYDIN DISPLAYS, INC.
By:
Name:
Title:
Form of Compliance Certificate

SCHEDULE 1 TO COMPLIANCE CERTIFICATE
[Insert calculations of financial covenants]
Form of Compliance Certificate

EXHIBIT D
FORM
OF
ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.]. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.
Form of Assignment and Assumption

1.	Assignor[s]: ____________________

2.	Assignee[s]: ____________________ for each Assignee, indicate Affiliate of [identify Lender]]

3.	Borrowers: VIDEO DISPLAY CORPORATION, a Georgia corporation (“Parent”), LEXEL IMAGING SYSTEMS, INC. (“Lexel”), FOX INTERNATIONAL LTD., INC. (“Fox”), Z-AXIS, INC. (“Z-Axis”), TELTRON TECHNOLOGIES, INC. (“Teltron”) and AYDIN DISPLAYS, INC. (“Aydin”) (collectively, the “Borrowers”)

4.	Administrative Agent: RBC Bank (USA), as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of December 23, 2010 among Borrowers, the Lenders from time to time party thereto, and RBC Bank (USA) as Administrative Agent

6.	Assigned Interest[s]:

Aggregate
			Amount of	Amount of	Percentage
			Commitment/	Commitment/	Assigned of
			Loans	Loans	Commitment/
Assignor[s]	Assignee[s]	Facility Assigned	for all Lenders	Assigned	Loans

Form of Assignment and Assumption

[7. Trade Date: __________________]
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:
Form of Assignment and Assumption

[Consented to and] Accepted:

RBC Bank (USA), as Administrative Agent
By:
Title:

[Consented to:] VIDEO DISPLAY CORPORATION LEXEL IMAGING SYSTEMS, INC. FOX INTERNATIONAL LTD., INC. Z-AXIS, INC. TELTRON TECHNOLOGIES, INC. AYDIN DISPLAYS, INC., as Borrowers
By:
Name:
Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Loan Party, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii),(v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest (vi) it has independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such]
Form of Assignment and Assumption

Assignee; and (b) agrees that (i) it will, independently and without reliance upon Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Georgia.
Form of Assignment and Assumption

EXHIBIT E
FORM OF BORROWING BASE CERTIFICATE
Form of Assignment and Assumption